Exhibit 10.P.3

[FINOVA letterhead]

February 20, 2004

Dear Stuart Tashlik,

This letter includes information relayed to you by Glenn Gray concerning the bonus you have been awarded for 2003, 2004 salary changes and severance benefits.

Salary

Effective March 1, 2004 your salary will be increased by a 2% cost of living adjustment.

2003 Bonus

Your 2003 bonus opportunities ranged from 0% to 200% of your base salary and you have been awarded $330,000.00 in bonus which is 70% of your maximum bonus opportunity. Although the Bonus Plan is discretionary in nature, your personal performance, the company’s overall results, and your Department’s results all factored into determining this award. Congratulations!

Severance

1. Base severance - in the event you are involuntarily terminated for reasons other than cause or performance, you will be eligible to receive severance pay in a lump sum, less applicable taxes, equal to 78 weeks base salary.

2. In recognition of your contribution during 2003, in addition to the base severance pay detailed in (1) above, you will also receive an additional 17.82 weeks of severance. You will have the opportunity to be awarded additional severance weeks for future years. Participation in this program is discretionary and based upon the criticality of your position and your performance.

Funding for the Severance Plan is secured in the FINOVA Severance Trust for future payments.

Since the task of liquidating the portfolio cannot be forecast precisely, it is difficult to predict our staffing needs, but every effort will be made to give you at least 30 days notice of your termination date.

COBRA

The Company will pay COBRA premiums (medical only) on your behalf for a period of 18 months. You must be a participant in the medical plan at the time you are terminated, enroll in the plan through ADP’s COBRA administration, and send a copy of the enrollment material to ADP to receive this benefit. The additional severance weeks granted to you for 2003 in item (2) above will not be eligible for Company paid COBRA premiums nor will any additional weeks granted in the future through this program.

Financial Counseling

You will continue to receive financial counseling for 12 months from the severance date on the same terms as previously offered.

Life Insurance

Life insurance benefits equal to then-current elections for 12 months.

Career Continuation Counseling

You will also receive executive career-planning services for 12 months after date of termination.

Resignations and Terminations for Cause or Performance

If you voluntarily resign or are terminated for cause or performance at any time, you are not eligible to receive severance benefits.

Nothing in this letter forms a contract of employment for any specific duration or on any specific terms and FINOVA retains the right to terminate your employment at any time.

This letter is subject to the terms of applicable policies and the specific plans relating to the matters notes above, such as FINOVA’s Severance Pay Plan, Enhanced Severance Plans, the Annual Bonus Plans and the Employee Severance and Bonus Trusts, which are incorporated by reference. If those policies or plans conflict with this letter, the terms most beneficial to the employee shall rule.

If you have any questions, please feel free to call me at 480-636-6544.

Sincerely,

/s/ Susan DeFelice

Susan DeFelice

Director Benefits & HR